EX-35.3
SERVICER COMPLIANCE STATEMENT

February 29, 2008

Re: Transactions listed on Exhibit A hereto

I, Kendal A. Leeson, a duly elected and acting officer of Wachovia Mortgage Corporation (the "Servicer"), certify pursuant to Section 6.04 of the Seller's Purchase, Warranties and Servicing Agreement (the "Agreement"), dated as of December 1, 2006, as amended by the Regulation AB Compliance Addendum, dated as of December 1, 2006, by and between Merrill Lynch Mortgage Lending, Inc., as Purchaser, and Wachovia Mortgage Corporation, as Company as further modified by the applicable Assignment, Assumption and Recognition Agreements related to the transactions listed on Exhibit A hereto, with respect to the calendar year immediately preceding the date of this Certificate, as follows:

1. I have reviewed the activities of the Company during the preceding calendar year and performance under this Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to me and the nature and status thereof.

[Signature Page Follows]


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WACHOVIA MORTGAGE CORPORATION,
as Servicer

By: /s/ Kendal A. Leeson
Name: Kendal A. Leeson
Title: Vice President
Date: February 29, 2008


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Exhibit A- Covered Transactions

1. MANA 2007-F1


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